Exhibit 16.1

April 4, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 4, 2013, of Energy Transfer Equity, L.P. and are in agreement with the statements contained in the second and fourth sentences of the first paragraph, the statement contained in the first sentence of the second paragraph and paragraphs  three, four and five on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP